MEMBERSHIP INTEREST PURCHASE AGREEMENT

THIS MEMBERSHIP INTEREST PURCHASE AGREEMENT is made as of June 1, 2011 (the “Agreement”), among Mesa Energy Holdings, Inc., a corporation existing under the laws of Delaware (the “Parent”), Mesa Energy, Inc., a corporation existing under the laws of Nevada (the “Purchaser”), Tchefuncte Natural Resources, LLC, a Louisiana limited liability company (the “Company”), and the members of the Company listed on the signature pages hereof (collectively the “Sellers”).

WITNESSETH:

WHEREAS, the Sellers own 100% of the outstanding membership interests of the Company (the “Membership Interests”), which constitutes all of the ownership of the Company; and

WHEREAS, the Sellers desire to sell to Purchaser, and the Purchaser desires to purchase from the Sellers, the Membership Interests for the purchase price and upon the terms and conditions hereinafter set forth;

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements hereinafter contained, the parties hereby agree as follows:

ARTICLE I
SALE AND PURCHASE OF MEMBERSHIP INTERESTS

1.1         Sale and Purchase of Membership Interests.

Upon the terms and subject to the conditions contained herein, on the Closing Date each Seller shall sell, assign, transfer, convey and deliver to the Purchaser, and the Purchaser shall purchase from each Seller, all Membership Interests of the Company owned by such Seller set forth opposite such Seller's name on Annex A attached hereto.

ARTICLE II
PURCHASE PRICE AND PAYMENT

2.1         Amount of Purchase Price.

The purchase price for the Membership Interests shall be 20,000,000 shares of common stock of the Parent (the “Parent Common Stock”).

2.2         Payment of Purchase Price.

On the Closing Date, the Parent shall issue the Parent Common Stock to the each of the Sellers in such amounts set forth opposite such Seller's name on Annex A attached hereto.

2.3         Assumption of Liabilities.

(a)           At Closing, the Purchaser shall accept and assume, and shall become and be fully liable and responsible for the liabilities relating to a $2,587,084 Site Specific Trust Account currently set up with the State of Louisiana for plugging liability on wells owned and operated by the Company (collectively, the “Assumed Liabilities”).  The assumption of the Assumed Liabilities by Purchaser hereunder shall not enlarge any rights of third parties under contracts or arrangements with Purchaser or the Company or any of their respective affiliates or subsidiaries.

(b)           At Closing, the Company shall assign to the Purchaser and the Purchaser shall accept and assume, and shall become and be fully liable and responsible for the Company’s obligations pursuant to the Purchase and Sale Agreement between the Company and Samson Contour Energy E&P, LLC (the “Samson PSA”).   Upon the later of (i) closing of this Agreement, and (ii) closing of the Samson PSA, the Purchaser shall reimburse the Sellers $225,000 for earnest money provided in connection with the Samson PSA (the “Samson Fee”).  Notwithstanding the foregoing, in the event that either this Agreement or the Samson PSA does not close, the Purchaser shall not be responsible for the Samson Fee.

2.4         Grant of Overriding Royalty Interest.

(a)           The Sellers, collectively, will be granted an overriding royalty interest (“ORRI”) on each lease owned by the Company on the Closing Date and on each lease acquired pursuant to the Samson PSA, equal to the difference between a 75% net revenue interest (“NRI”) (on an 8/8ths basis) and the current NRI, not to exceed 3%.  No ORRI shall be granted on any lease subject to this paragraph 2.4(a) if said lease and any burdens causes said lease to deliver an NRI of 75% or less on an 8/8ths basis.  For any leases in which the Company has less than a 100% working interest, the ORRI granted shall be proportionally reduced based on the percentage of working interest owned by the Company.

(b)           The Sellers, collectively, will be granted an ORRI on each lease (i) introduced by the Sellers to the Purchaser, which the Purchaser had no prior knowledge of or contact with and (ii) acquired by the Purchaser after the Closing Date, equal to the difference between a 75% NRI (on an 8/8ths basis) and the current NRI, not to exceed 2.25%.  In addition, no ORRI shall be granted on any lease subject to this paragraph 2.4(b) if said lease and any burdens causes said lease to deliver an NRI of 75% or less on an 8/8ths basis.  For any leases in which the Purchaser acquires less than a 100% working interest, the ORRI granted shall be proportionally reduced based on the percentage of working interest acquired.

2.5         Effective Time.

(a)           The effective time for apportionment of revenue and expense (“Effective Time”) shall be 7:00 AM Central Daylight Time on May 1, 2011.  As of the Closing, there shall be no liabilities on the books and records of the Company other than routine trade payables accrued after the Effective Time and any other liabilities scheduled and expressly approved by Purchaser prior to closing.

(b)           Sellers shall be responsible for any taxes or fees related to their ownership of the Membership Interests of the Company prior to the Effective Time.

ARTICLE III
CLOSING AND TERMINATION

3.1         Closing Date.

Subject to the satisfaction of the conditions set forth in Sections 8.1 and 8.2 hereof (or the waiver thereof by the party entitled to waive that condition), the closing of the sale and purchase of the Membership Interests provided for in Section 1.1 hereof (the "Closing") shall take place at the offices of Jackson Walker LLP, 901 Main Street, Dallas, Texas 75202 (or at such other place as the parties may designate in writing) on or before June 30, 2011 or on such other date as the Sellers and the Purchaser may mutually agree to designate (the “Closing Date”).  The Closing may also take place through the delivery of documents in electronic or telefaxed format or through courier delivery of actual signatures to counsel for the parties.

3.2         Termination of Agreement.

This Agreement may be terminated prior to the Closing as follows:

(a)           At the election of the Sellers or the Purchaser on or after June 30, 2011 (or such other Closing Date mutually agreed upon by Sellers and Purchaser as referenced in 3.1 above), if the Closing shall not have occurred by the close of business on such date, provided that the terminating party is not in default of any of its obligations hereunder;

(b)           by mutual written consent of the Sellers' and the Purchaser; or

(c)           by the Sellers or the Purchaser if there shall be in effect a final nonappealable order of a governmental body of competent jurisdiction restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated hereby; it being agreed that the parties hereto shall promptly appeal any adverse determination which is not nonappealable (and pursue such appeal with reasonable diligence).

3.3         Procedure Upon Termination.

In the event of termination and abandonment by the Purchaser or the Sellers, or both, pursuant to Section 3.2 hereof, written notice thereof shall forthwith be given to the other party or parties, and this Agreement shall terminate, and the purchase of the Membership Interests hereunder shall be abandoned, without further action by the Purchaser or the Sellers.  If this Agreement is terminated as provided herein, each party shall redeliver all documents, work papers and other material of any other party relating to the transactions contemplated hereby, whether so obtained before or after the execution hereof, to the party furnishing the same.

3.4         Effect of Termination.

(a)           TNR has previously provided Mesa with a third party review by Collarini Associates dated April 19, 2011 of the PDP reserves in the LHF.  In the event that the transaction contemplated herein does not close, Mesa shall be responsible for the cost of that report;

(b)           In the event that this Agreement is validly terminated as provided herein, then each of the parties shall be relieved of their duties and obligations arising under this Agreement after the date of such termination and such termination shall be without liability to the Purchaser, the Company or any Seller; provided, further, however, that nothing in this Section 3.4 shall relieve the Purchaser or any Seller of any liability for a breach of this Agreement.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF THE SELLERS

The Sellers hereby jointly and severally represent and warrant to the Purchaser that:

4.1.        Organization and Good Standing of the Company.

The Company is a company duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation as set forth above. Except as otherwise provided herein, the Company is not required to be qualified to transact business in any other jurisdiction where the failure to so qualify would have an adverse effect on the business of the Company.

4.2.         Authority.

(a)           The Company has full power and authority (corporate and otherwise) to carry on its business and has all permits and licenses that are necessary to the conduct of its business or to the ownership, lease or operation of its properties and assets, except where the failure to have such permits and licenses would not have a material adverse effect on the Company’s business or operations (“Material Adverse Effect”).

(b)           The execution of this Agreement and the delivery hereof to the Purchaser and the sale contemplated herein have been, or will be prior to Closing, duly authorized by the Company’s Board of Directors (or Managing Member(s) if there is no Board of Directors) and by the Company’s members having full power and authority to authorize such actions.

(c)           Subject to any consents required under Section 4.7 below, the Sellers and the Company have the full legal right, power and authority to execute, deliver and carry out the terms and provisions of this Agreement; and this Agreement has been duly and validly executed and delivered on behalf of Sellers and the Company and constitutes a valid and binding obligation of each Seller and the Company enforceable in accordance with its terms.

(d)           Except as set forth in Schedule 4.2, neither the execution and delivery of this Agreement, the consummation of the transactions herein contemplated, nor compliance with the terms of this Agreement will violate, conflict with, result in a breach of, or constitute a default under any statute, regulation, indenture, mortgage, loan agreement, or other agreement or instrument to which the Company or any Seller is a party or by which it or any of them is bound, any charter, regulation, or bylaw provision of the Company, or any decree, order, or rule of any court or governmental authority or arbitrator that is binding on the Company or any Seller in any way, except where such would not have a Material Adverse Effect.

4.3.         Membership Interests.

(a)           The Sellers are the lawful record and beneficial owner of the Membership Interests set forth opposite their respective names on Schedule A hereto, free and clear of any liens, pledges, encumbrances, charges, claims or restrictions of any kind, and each of the Sellers has, or will have on the Closing Date, the absolute, unilateral right, power, authority and capacity to enter into and perform this Agreement without any other or further authorization, action or proceeding, except as specified herein.  Upon the delivery to Purchaser on the Closing Date of the Membership Interests, Purchaser will have good, legal, valid, marketable and indefeasible title to a 100% interest in the Company, free and clear of any liens, pledges, encumbrances, charges, agreements, options, claims or other arrangements or restrictions of any kind.

(b)           There are no authorized or outstanding subscriptions, options, warrants, calls, contracts, demands, commitments, convertible securities or other agreements or arrangements of any character or nature whatever under which any Seller or the Company are or may become obligated to issue, assign or transfer any membership interests of the Company.

4.4.         Basic Corporate Records.

The copies of the Certificate of Formation of the Company, (certified by the Secretary of State or other authorized official of the jurisdiction of incorporation), and the Operating Agreement of the Company, as the case may be (certified as of the date of this Agreement as true, correct and complete by the Company’s Managing Member), all of which have been delivered to the Purchaser, are true, correct and complete as of the date of this Agreement.

4.5.         Minute Books.

The minute books of the Company, which shall be exhibited to the Purchaser between the date hereof and the Closing Date, each contain true, correct and complete minutes and records of all meetings, proceedings and other actions of the members, Managing Member(s), Boards of Directors and committees of such Boards of Directors of the Company, if any, except where such would not have a Material Adverse Effect and, on the Closing Date, will, to the best of Sellers’ knowledge, contain true, correct and complete minutes and records of any meetings, proceedings and other actions of the members, Managing Member(s), respective Boards of Directors and committees of such Boards of Directors of each such corporation.

4.6.         Subsidiaries and Affiliates.

Any and all businesses, entities, enterprises and organizations in which the Company has any ownership, voting or profit and loss sharing percentage interest (the “Subsidiaries”) are identified in Schedule 4.6 hereto, together with the Company’s interest therein.  Unless the context requires otherwise or specifically designated to the contrary on Schedule 4.6 hereto, “Company” as used in this Agreement shall include all such Subsidiaries.  Except as set forth in Schedule 4.6 or 4.31.  The Company has made no advances to, or investments in, nor owns beneficially or of record, any securities of or other interest in, any business, entity, enterprise or organization.

4.7.         Consents.

Except as set forth in Schedule 4.7, no consents or approvals of any public body or authority and no consents or waivers from other parties to leases, licenses, franchises, permits, indentures, agreements or other instruments are (i) required for the lawful consummation of the transactions contemplated hereby, or (ii) necessary in order that the business currently conducted by the Company can be conducted by the Purchaser in the same manner after the Closing as heretofore conducted by the Company, nor will the consummation of the transactions contemplated hereby result in creating, accelerating or increasing any liability of the Company, except where the failure of any of the foregoing would not have a Material Adverse Effect.

4.8.         Financial Statements.

The Sellers shall cooperate with the Purchaser, to provide all information required for the completion of audited financial statements of the Company for the period from date of inception to the year ended December 31, 2010 and reviewed statements for the three month period ended March 31, 2011, which shall be delivered to Purchaser no later than the Closing Date.  All information required for reviewed statements for the period April 1, 2011 to Closing shall be delivered to Purchaser no later than fifteen (15) business days after the Closing Date.  The costs of the audit/review of such financial information shall be borne by the Purchaser.

4.9.         Records and Books of Account.

The records and books of account of the Company reflect all material items of income and expense and all material assets, liabilities and accruals, have been, and to the Closing Date will be, regularly kept and maintained in conformity with GAAP applied on a consistent basis with preceding years.

4.10.       Absence of Undisclosed Liabilities.

Except as and to the extent reflected or reserved against in the Company’s Financial Statements or disclosed in Schedule 4.10, there are no liabilities or obligations of the Company of any kind whatsoever, whether accrued, fixed, absolute, contingent, determined or determinable.  All royalties and other payments for periods prior to the Effective Time relative to the oil and gas leases owned by the Company have been paid or will be paid in the normal course of business prior to the Closing Date.

4.11        Taxes.

(a)           For purposes of this Agreement, “Tax” or “Taxes” refers to any and all federal, state, local and foreign taxes, assessments and other governmental charges, duties, impositions and liabilities relating to taxes, including taxes based upon or measured by oil and gas production, gross receipts, income, profits, sales, use and occupation, and value added, ad valorem, transfer, franchise, withholding, payroll, recapture, employment, excise and property taxes and escheatment payments, together with all interest, penalties and additions imposed with respect to such amounts and any obligations under any agreements or arrangements with any other person with respect to such amounts and including any liability for taxes of a predecessor entity.

(b)           (i)           The Company has timely filed all federal, state, local and foreign returns, estimates, information statements and reports (“Returns”) relating to Taxes required to be filed by the Company with any Tax authority effective through the Closing Date.  All such Returns are true, correct and complete in all respects, except for immaterial amounts where such would not have a Material Adverse Effect.  The Company has paid all Taxes shown to be due on such Returns.  The Company is not currently the beneficiary of any extensions of time within which to file any Returns.  The Sellers and the Company have furnished and made available to the Purchaser complete and accurate copies of all income and other Tax Returns and any amendments thereto filed by the Company since its inception.

(ii)          The Company, as of the Closing Date, will have withheld and accrued or paid to the proper authority all Taxes required to have been withheld and accrued or paid, except for immaterial amounts where such would not have a Material Adverse Effect.

(iii)         The Company has not been delinquent in the payment of any Tax nor is there any Tax deficiency outstanding or assessed against the Company.  The Company has not executed any unexpired waiver of any statute of limitations on or extending the period for the assessment or collection of any Tax.

(iv)         There is no dispute, claim, or proposed adjustment concerning any Tax liability of the Company.

4.12.       Accounts Receivable.

The accounts receivable of the Company shown on Schedule 4.12, are, and will be, actual bona fide receivables up to the Closing Date from transactions in the ordinary course of business representing valid and binding obligations of others for the total dollar amount shown thereon, and as of the Closing Date were not (and presently are not) subject to any recoupments, set-offs, or counterclaims. To the best of Seller’s knowledge, except as set forth on Schedule 4.12, all such accounts receivable are, and will be collectible in amounts not less than the amounts (net of reserves) carried on the books of the Company.

4.13.       Inventory.

The inventories of the Company are located at the locations listed on Schedule 4.13 attached hereto. Except as disclosed in Schedule 4.13, the inventories of the Company shown on its Balance Sheet (net of reserves) are carried at values which reflect the normal inventory valuation policy of the Company of stating the items of inventory at average cost in accordance with generally accepted accounting principles consistently applied.  Inventory acquired since the Balance Sheet Date has been acquired in the ordinary course of business and valued as set forth above.  The Company will maintain the inventory in the normal and ordinary course of business from the date hereof through the Closing Date.

4.14.       Machinery and Equipment.

Except for items disposed of in the ordinary course of business, all machinery, tools, furniture, fixtures, equipment, vehicles, leasehold improvements and all other tangible personal property (hereinafter “Fixed Assets”) of the Company currently being used in the conduct of its business, together with any machinery or equipment that is leased or operated by the Company, are in fully serviceable working condition and repair are set forth on Schedule 4.14.  Said Fixed Assets shall be maintained in such condition from the date hereof through the Closing Date.  Except as described on Schedule 4.14 hereto, all Fixed Assets owned, used or held by the Company are situated at its business premises and are currently used in its business.

4.15.       Real Property Matters.

Except as disclosed in Schedule 4.15, the Company does not own any real property as of the date hereof and has not owned any real property since inception.

4.16.       Leases.

All mineral leases and leases of real and personal property of the Company are described in Schedule 4.16, are in full force and effect and constitute legal, valid and binding obligations of the respective parties thereto enforceable in accordance with their terms, except as limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or affecting generally the enforcement of creditor’s rights, and have not been assigned or encumbered.  The Company has performed in all material respects the obligations required to be performed by it under all such leases to date and it is not in default in any material respect under any of said leases, except as set forth in Schedule 4.16, nor has it made any leasehold improvements required to be removed at the termination of any lease, except signs.  No other party to any such lease is in material default thereunder.  Except as noted on Schedule 4.16, none of the leases listed thereon require the consent of a third party in connection with the transfer of the Membership Interests.

4.17.       Insurance Policies.

There is set forth in Schedule 4.17 a list and brief description of all insurance policies on the date hereof held by the Company or on which it pays premiums, including, without limitation, life insurance policies, which description includes the premiums payable by it thereunder.  Schedule 4.17 also sets forth, in the case of any life insurance policy held by the Company, the name of the insured under such policy, the cash surrender value thereof and any loans thereunder.  All such insurance premiums in respect of such coverage have been, and to the Effective Time will be, paid in full, if due and owing.

4.18        Personnel Lists.

The Sellers and the Company will deliver to the Purchaser prior to the Closing Date the following accurate lists and summary descriptions relating to the Company:

(a)           The names, current annual salary rates and total compensation for the preceding fiscal year of all of the present directors and officers of the Company, and any other employees whose current base accrual salary or annualized hourly rate equivalent is $20,000 or more, together with a summary of the bonuses, percentage compensation and other like benefits, if any, paid or payable to such persons for the last full fiscal year completed, together with a schedule of changes since that date, if any.

(b)           A schedule of any workers’ compensation payments of the Company since its inception, a schedule of claims by employees of the Company against the workers’ compensation fund for any reason over such period, identification of all compensation and medical benefits paid to date on each such claim and the estimated amount of compensation and medical benefits to be paid in the future on each such claim.

4.19.       Lists of Contracts, Etc.

There is included in Schedule 4.19 a list of the following items (whether written or oral) relating to the Company, which list identifies and fairly summarizes each item:

(a)           Any employment agreements with any officer, director, employee or consultant; and all employee health benefit plans, group insurance and any other plans, arrangements or custom requiring payments or benefits to current or retiring employees.

(b)           Any contracts of the Company relating to the purchase and/or sale of crude oil and natural gas produced by the Company;

(c)           Any agreements  of the Company relating to (i) obligations for borrowed money, (ii) debt of others secured by a lien on any asset of the Company, and (iii) debts of others guaranteed by the Company.

(d)           Any contracts of the Company that have a term exceeding one year and that may not be canceled without any liability, penalty or premium, to the extent not included in (a) through (c) above;

(e)           Any outstanding powers of attorney granted by the Company;

(f)           Any other contracts of the Company material to the business, assets, liabilities, financial condition, results of operations or prospects of the Business taken as a whole to the extent not included above.

Except as set forth in Schedule 4.19, (i) all contracts, agreements and commitments of the Company set forth in Schedule 4.19 are valid, binding and in full force and effect, and (ii) neither the Company nor, to the best of Sellers’ knowledge, any other party to any such contract, agreement, or commitment has materially breached any provision thereof or is in default thereunder.  Except as set forth in Schedule 4.19, the sale of the Membership Interests by the Sellers in accordance with this Agreement will not result in the termination of any contract, agreement or commitment of the Company set forth in Schedule 4.19 and immediately after the Closing, each such contract, agreement or commitment will continue in full force and effect without the imposition or acceleration of any burdensome condition or other obligation on the Company resulting from the sale of the Membership Interests by the Sellers.  True and complete copies of the contracts, leases, licenses and other documents referred to in this Schedule 4.19 will be delivered to the Purchaser not later than four weeks from the date hereof or ten business days before the Closing Date, whichever is sooner.

There are no pending disputes with customers or vendors of the Company Lessors, Operators, Purchasers of Production, whether for related or unrelated claims.

4.20.       Compliance With the Law.

To the best of Seller’s knowledge, he Company is not in violation of any applicable federal, state, local or foreign law, regulation or order or any other, decree or requirement of any governmental, regulatory or administrative agency or authority or court or other tribunal (including, but not limited to, any law, regulation order or requirement relating to securities, properties, business, sales or employment practices, terms and conditions of employment, occupational safety, health and welfare, conditions of occupied premises, product safety and liability, civil rights, or environmental protection, including, but not limited to, those related to waste management, air pollution control, waste water treatment or noise abatement).

4.21.       Litigation; Pending Labor Disputes.

Except as specifically identified on the Balance Sheet or footnotes thereto or set forth in Schedule 4.21:

(a)           There are no legal, administrative, arbitration or other proceedings or governmental investigations pending or, to the best knowledge of Sellers or the Company, threatened, against the Sellers or the Company, relating to its business or the Company or its properties (including leased property), or the transactions contemplated by this Agreement, nor is there any basis known to the Company or any Seller for any such action;

(b)           There are no judgments, decrees or orders of any court, or any governmental department, commission, board, agency or instrumentality binding upon Sellers or the Company.

(c)           There are no charges of discrimination (relating to sex, age, race, national origin, handicap or veteran status) or unfair labor practices pending or, to the best knowledge of the Sellers or the Company, threatened.

4.22.       Assets.

The assets of the Company are located at the locations listed on Schedule 4.22 attached hereto.  At Closing, all assets used by the Sellers and the Company to conduct the Business are and will be owned by the Company.

4.23.       Absence of Certain Commercial Practices.

Except as described on Schedule 4.23, neither the Company nor any Seller has made any payment (directly or by secret commissions, discounts, compensation or other payments) or given any gifts to another business concern, to an agent or employee of another business concern or of any governmental entity or to a political party or candidate for political office, to obtain or retain business for the Company or to receive favorable or preferential treatment.

4.24.       Licenses, Permits, Consents and Approvals.

The Company has, and at the Closing Date will have, all licenses, permits or other authorizations of governmental, regulatory or administrative agencies or authorities (collectively, “Licenses”) required to conduct the Business, except for any failures of such which would not have a Material Adverse Effect.

4.25.       Environmental Matters.

Except as set forth on Schedule 4.25 hereto:

(a)           The operations of the Company, to the best knowledge of Sellers, are in compliance with all applicable Laws promulgated by any governmental entity which prohibit, regulate or control any hazardous material or any hazardous material activity (“Environmental Laws”) and all permits issued pursuant to Environmental Laws or otherwise except for where noncompliance or the absence of such permits would not, individually or in the aggregate, have a Material Adverse Effect;

(b)            The Company has obtained all permits required under all applicable Environmental Laws necessary to operate its business, except for any failures of such which would not have a Material Adverse Effect;

(c)           The Company is not the subject of any outstanding written order or Contract with any governmental authority or person respecting Environmental Laws or any violation or potential violations thereof; and,

(d)           The Company has not received any written communication alleging either or both that the Company may be in violation of any Environmental Law, or any permit issued pursuant to Environmental Law, or may have any liability under any Environmental Law.

4.26        Broker.

Except as specified in Schedule 4.26, neither the Company nor any Seller has retained any broker in connection with any transaction contemplated by this Agreement.  Purchaser and the Company shall not be obligated to pay any fee or commission associated with the retention or engagement by the Company or Sellers of any broker in connection with any transaction contemplated by this Agreement.

4.27.       Related Party Transactions.

Except as described in Schedule 4.27, all transactions since the inception of the Company between the Company and any current or former shareholder or any entity in which the Company or any current or former shareholder had or has a direct or indirect interest have been fair to the Company as determined by the Managing Member.

4.28        Patriot Act.

The Company and the Sellers certify that the Company has not been designated, and is not owned or controlled, by a “suspected terrorist” as defined in Executive Order 13224.  The Company and the Sellers hereby acknowledge that the Purchaser seeks to comply with all applicable laws concerning money laundering and related activities.

4.29      Investment Intent.

The Parent Common Stock being acquired hereunder by the Sellers is for investment purposes only, for their own account, not as a nominee or agent and not with a view to the distribution thereof.  The Sellers have no present intention to sell or otherwise dispose of the Parent Common Stock and they will not do so except in compliance with the provisions of the Securities Act of 1933, as amended (the “Securities Act”), and applicable law.  The Sellers understand that the Parent Common Stock being acquired hereunder must be held by them unless a subsequent disposition or transfer of any of said shares is registered under the Securities Act, or is exempt from registration therefrom.  The Sellers further understand that the exemption from registration afforded by Rule 144 (the provisions of which are known to such Seller) promulgated under the Securities Act, depends on the satisfaction of various conditions, and that, if and when applicable, Rule 144 may afford the basis for sales only in limited amounts.

4.30        Investment Experience; Suitability.

The Sellers are each sophisticated investors familiar with the type of risks inherent in the acquisition of securities such as the Parent Common Stock.

4.31        Accreditation.

Each Seller is an “accredited investor” within the meaning of Rule 501(a) of Regulation D promulgated under the Securities Act.  The Sellers understand that the Parent Common Stock is being offered to them in reliance upon specific exemptions from the registration requirements of United States federal and state securities laws and that the Purchaser is relying upon the truth and accuracy of, and the Sellers’ compliance with, the representations, warranties, agreements, acknowledgments and understandings of the Sellers set forth herein in order to determine the availability of such exemptions and the eligibility of the Sellers to acquire the Parent Common Stock.

4.32        Independent and Internal Engineering Reports.

The Company has made available to the Purchaser the results of the Independent Engineering Report, prepared by Collarini Associates (the “Independent Engineer”) with respect to reserves as of May 18, 2011 (the “Independent Engineering Report”) on the oil and gas fields listed on the attachment thereto (the “Evaluated Properties”) in which the Company will have interests subsequent to the Closing Date.  The Independent Engineering Report is the latest independent engineering report available to the Company relating to the Evaluated Properties.  The Company has provided no materially false or misleading information to and has not withheld from the Independent Engineer any material information with respect to the preparation of the Independent Engineering Report.

4.33        Title to Interests.

(a)           Except as disclosed on Schedule 4.33, (i) the Company owns the good and merchantable title to interest in producing oil wells and producing gas wells described in the Independent Engineering Report, (individually, a “Well” and collectively, the “Wells”), (ii) the Company’s net revenue interest and leasehold cost bearing interest (i.e., working interest) in each Well are as described on Schedule 4.33, and (iii) each oil, gas, and mineral lease in which the Company owns any interest and the type of interest owned by the Company (individually and collectively, the “Leases”) are as described to the Purchaser.  The lands identified in the Leases are individually and collectively called the “Land.” The Wells, the Leases, and the Land, together with all of the Company’s right, title and interest in (i) all contracts, agreements, leases, licenses, permits, authorization, easements and orders (individually and collectively called “Property Agreements”) in any way relating to the Wells, the Leases and/or the Land, the operations conducted or to be conducted pursuant thereto or thereon, or the production, treatment, storage, processing, transportation storage, sale or disposal of hydrocarbons or water produced therefrom or attributable thereto, (ii) all personal property, fixtures (including, without limitation, pipe, processing platforms, barges, disposal wells pipelines and plants), equipment (including, without limitation, compressors, parts, rods, tubular goods and supplies) and improvements located at, under or on the Wells, the Leases and/or the Land, or used or obtained in connection therewith or with the operation or maintenance of the Wells or other facilities thereon or with the production, treatment, sale or disposal of hydrocarbons or water produced therefrom or attributable thereto, and (iii) all other rights and interests in, to or under or derived from the Wells, the Leases, the Property Agreements, and/or the Land (including, without limitation, all pipe, mineral and royalty interests, and all overriding royalty interests, all interests in pools or units within such are located and all other interests in or payable out of or measured by production, and all surface interests, for a term or in fee), or in any way relating thereto, are referred to herein as the “Interests.”

(b)           With respect to each Well, the Company’s interests in the Leases and the Land are such that, after giving effect to the Property Agreements, existing spacing orders, operating agreements, unit agreements, communitization agreements and orders, unitization orders and pooling designations and orders, subject to any limitations described on Schedule 4.33, and after taking into account all royalty interests, overriding royalty interests, net profits interests, production payments and other burdens on production attributable to third parties, (i) the Company is entitled, during the respective terms of the Leases covering such Well, to a share (expressed as a decimal) of all oil, gas and other minerals produced from such Well which is not less than the “net revenue interest” set forth in connection with the description of such Well, free and clear of all liens, claims, mortgages, deeds of trust, assignments of production, and security interests, other than those described on Schedule 4.33, (ii) the Company owns an undivided interest (expressed as a decimal) equal to the “working interest” set forth in connection with the description of such Well in and to all property and rights incident thereto, including all rights in, to and under all agreements, leases, permits, easements, licenses, units pools and orders in any way relating thereto, and in and to all wells, personal property, fixtures and improvements thereon, appurtenant thereto or used or obtained in connection therewith or with the production or treatment, storage, processing, transportation or sale or disposal of hydrocarbons or water produced therefrom or attributable, for a share of the costs relating to the exploration, development, and operation of such Well which is no greater than the “working interest” set forth in connection with the description of such Well.  Notwithstanding the foregoing, title to the Company’s Interests classified as proved developed producing, proved developed nonproducing and proved undeveloped in the Independent Engineering Report is of a type and nature customarily acceptable to the reasonably prudent oil and gas operator of oil and gas interests.

4.34       Compliance with Leases and Laws; Operation of Assets.

Except as set forth on Schedule 4.34:

(a)           Each Lease is in full force and effect and all rentals, royalties, shut-in well payments, bonuses and other payments due or payable from or by the Company under the Leases and applicable laws, rules and regulations, have been properly and timely paid, except where the failure to pay properly and timely is in the normal course of business and would not have a Material Adverse Effect, and all conditions necessary to keep the Leases in full force and effect as of the date hereof and as of the Closing Date have been or shall be fully performed, including, to the best of the Company’s knowledge, all payments or obligations due from or by third parties except where the failure to satisfy such conditions is in the normal course of business and would not have a Material Adverse Effect;

(b)           The Company is entitled to receive (and are currently receiving with respect to producing oil, gas and/or mineral leases) without present suspense or presently required indemnity against asserted or known defects or disputes regarding the Company’s ownership, from each pipeline purchaser or other purchaser of production, or from the person receiving payments from any such purchasers, the proceeds attributable to the net revenue interest in production from each of the Leases.

(c)           To the best of the Company’s knowledge, all Wells operated by the Company have been drilled, completed and are being produced in accordance with the respective Leases and within the limits otherwise permitted by contract and by law, and no such Well is subject to material penalties or restrictions on allowables because of any overproduction (legal or illegal) which would prevent the assignment of a full allowable (including maximum permissible tolerance) to each such Well by the state or local governmental agency having jurisdiction.  No Well is subject to any “take or pay” or similar obligation by which a purchaser of production has made payment to the Company for oil, gas or mineral production yet to be delivered, or by which any party is entitled to take or receive production from the Leases without thereafter paying the full value therefor;

(d)           To the best of the Company’s knowledge, the Company has complied with all applicable laws relating to the production of or from the Interests, the conduct of drilling, completion and production operations with respect to the Interests and the regulation thereof and have administered and maintained the Interests in a reasonable manner and in accordance with generally prevailing standards of the oil and gas industry;

(e)           The Company has not received any written notice of violation or probable violation of any applicable law, rule or regulation relating to or directly or indirectly affecting the Interests;

(f)           There have been no demands for cancellation or termination of any of the Interests or for any claimed breach of any Interest due to the failure of the Company or any third party to timely produce or timely conduct drilling or other operations thereon, nor have there been any suits, enforcement proceedings or other actions filed, threatened or anticipated by the Company with respect thereto;

(g)           The Company holds all licenses, franchises, permits, easements, certificates, consents, rights and privileges (“Operating Permits”) necessary for the operation of the Interests, and, to the best of the Company’s knowledge, this is true with respect to each third party operator of any of the Interests holds all Operating Permits necessary to the operation of the Interests;

(h)           To the best knowledge of the Company’s management, except for current invoices received within thirty (30) days of the date hereof, which invoices were incurred in the ordinary course of business, all invoices, statements, bills and accounts of and to the Company for labor, services, materials or supplies furnished to or for the Interests have been paid in full in the ordinary course of business consistent with past practices and the Company are current in payment of all joint interest billings for operations or other contracts pertaining to the operation of the Interests;

(i)            To the best of the Company’s knowledge, all production from the Wells operated by the Company has been properly accounted for and all proceeds attributable thereto have been properly paid in the ordinary course of business consistent with past practices;

(j)            To the best of the Company’s knowledge, no production or sale of oil, gas or other hydrocarbons heretofore produced or sold from or attributable to the Interests has been in excess of any allowable quantity or price or in violation of any other rule or regulation affecting the sale of hydrocarbons as established by the applicable regulatory authorities;

(k)           No gas produced is subject to the price control jurisdiction of the Federal Energy Regulatory Commission (“FERC”) under the Natural Gas Policy Act; and

(l)           The Company has properly prepared in full compliance with all applicable laws, rules and regulations and has timely filed all reports required to be filed by any law, rule regulation or government entity or agency as a result of the operation of the Interests and no extension of time to file any such reports has been requested.

4.35       Status of Wells.

Except as disclosed on Schedule 4.35 the Company has no specific agreements existing for the plugging and abandonment (including obligations for restoration of the surface) of any oil and/or gas well, salt water disposal well or other well located on the Interests other than the general obligation to plug and abandon wells.

4.36       Hedging.

The Company has no obligation to sell hydrocarbons attributable to any of the properties of the Company or any of its Subsidiaries in the future on account of prepayment, advance payment, take-or-pay or similar obligations without then or thereafter being entitled to receive full value therefor.  The Company is not bound by futures, hedge, swap, collar, put, call, floor, cap, option or other contracts that are intended to benefit from or reduce or eliminate the risk of fluctuations in the price of commodities, including hydrocarbons, or securities.

4.37       Drilling Obligations.

The Company does not have any material drilling obligations or other development commitments that are not terminable at will by the Company without penalty

4.38       Royalty Interests.

There are no royalty, overriding royalty, net profit or similar interests in oil and gas properties of the Company, held by any current or former directors, officers, employees, or consultants of the Company, or their assigns, any independent contractors engaged by the Company, or any other Persons except as described on Schedule 4.38.

4.39       Seismic Information.

Schedule 4.39 describes all material agreements by which the Company has a license to use, a right or commitment to acquire, or that otherwise provide access to, 3-D seismic data (such agreements collectively referred to as the “Seismic Agreements”).  True and complete copies of the Seismic Agreements will be delivered to the Parent upon request.  The Company has no obligations in order to have full use of the seismic information covered by the Seismic Agreements.  The transactions contemplated by this Agreement will not terminate or otherwise should not adversely affect the Company’s rights under the Seismic Agreements.

4.40       Disclosure.

No statement, representation or warranty by the Sellers or the Company in this Agreement or in any schedule, certificate, opinion, instrument, or other document furnished or to be furnished to the Purchaser pursuant hereto contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact required to be stated therein or necessary to make the statements contained therein not misleading or necessary in order to provide a prospective purchaser of the business of the Company with full and fair disclosure concerning the Company, its business, and the Company’s affairs.

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF PURCHASER

5.1         Organization and Good Standing.

The Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada.

5.2         Authority.

(a)           The execution and delivery of this Agreement and the consummation of the transactions contemplated herein have been, or will prior to Closing be, duly and validly approved and acknowledged by all necessary corporate action on the part of the Purchaser.

(b)           The execution of this Agreement and the delivery hereof to the Sellers and the purchase contemplated herein have been, or will be prior to Closing, duly authorized by the Purchaser’s (and/or Parent’s) Board of Directors having full power and authority to authorize such actions.

5.3         Conflicts; Consents of Third Parties.

(a)           The execution and delivery of this Agreement, the acquisition of the Membership Interests by Purchaser and the consummation of the transactions herein contemplated, and the compliance with the provisions and terms of this Agreement, are not prohibited by the Articles of Incorporation or Bylaws of the Purchaser and will not violate, conflict with or result in a breach of any of the terms or provisions of, or constitute a default under, any court order, indenture, mortgage, loan agreement, or other agreement or instrument to which the Purchaser is a party or by which it is bound.

(b)           No consent, waiver, approval, order, permit or authorization of, or declaration or filing with, or notification to, any person or governmental body is required on the part of the Purchaser in connection with the execution and delivery of this Agreement or the Purchaser Documents or the compliance by Purchaser with any of the provisions hereof or thereof.

5.4         Litigation.

There are no legal proceedings pending or, to the best knowledge of the Purchaser, threatened that are reasonably likely to prohibit or restrain the ability of the Purchaser to enter into this Agreement or consummate the transactions contemplated hereby.

5.5         Investment Intention.

The Purchaser is acquiring the Membership Interests for its own account, for investment purposes only and not with a view to the distribution (as such term is used in Section 2(11) of the Securities Act thereof.  Purchaser understands that the Membership Interests have not been registered under the Securities Act and cannot be sold unless subsequently registered under the Securities Act or an exemption from such registration is available.

5.6         Broker.

The Purchaser has not retained any broker in connection with any transaction contemplated by this Agreement.  Sellers shall not be obligated to pay any fee or commission associated with the retention or engagement by the Purchaser of any broker in connection with any transaction contemplated by this Agreement.

5.7         Exemption for Purchase of the Membership Interests.

The Purchaser represents that it has a valid exemption under the Securities Act under which to purchase the Membership Interests and that such purchase will not violate the Act or any applicable state securities law.

ARTICLE VI
REPRESENTATIONS AND WARRANTIES OF PARENT

6.1         Organization and Good Standing.

The Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.

6.2         Authority.

(a)           The execution and delivery of this Agreement and the consummation of the transactions contemplated herein have been, or will prior to Closing be, duly and validly approved and acknowledged by all necessary corporate action on the part of the Parent.

(b)           The execution of this Agreement and the delivery hereof to the Sellers and the purchase contemplated herein have been, or will be prior to Closing, duly authorized by the Parent’s Board of Directors having full power and authority to authorize such actions.

6.3         Conflicts; Consents of Third Parties.

(a)           The execution and delivery of this Agreement and the consummation of the transactions herein contemplated, and the compliance with the provisions and terms of this Agreement, are not prohibited by the Certificate of Incorporation or Bylaws of the Parent and will not violate, conflict with or result in a breach of any of the terms or provisions of, or constitute a default under, any court order, indenture, mortgage, loan agreement, or other agreement or instrument to which the Parent is a party or by which it is bound.

(b)           No consent, waiver, approval, order, permit or authorization of, or declaration or filing with, or notification to, any person or governmental body is required on the part of the Parent in connection with the execution and delivery of this Agreement or the Parent Documents or the compliance by Parent with any of the provisions hereof or thereof.

6.4         Litigation.

There are no legal proceedings pending or, to the best knowledge of the Parent, threatened that are reasonably likely to prohibit or restrain the ability of the Parent to enter into this Agreement or consummate the transactions contemplated hereby.

6.5         Patriot Act.

The Parent certifies that neither the Parent nor any of its subsidiaries has been designated, and is not owned or controlled, by a “suspected terrorist” as defined in Executive Order 13224.  The Parent hereby acknowledges that the Company and the Sellers seek to comply with all applicable laws concerning money laundering and related activities.

6.6         Due Authorization of Parent Shares.

The shares of Parent Common Stock, when delivered to the Sellers, shall be validly issued and outstanding as fully paid and non-assessable, free and clear of any liens, pledges, encumbrances, charges, agreements, options, claims or other arrangements or restrictions of any kind.

ARTICLE VII
COVENANTS

7.1         Access to Information.

The Sellers and the Company agree that, prior to the Closing Date, the Purchaser shall be entitled, through its officers, employees and representatives (including, without limitation, its legal advisors and accountants), to make such investigation of the properties, businesses and operations of the Company and its Subsidiaries and such examination of the books, records and financial condition of the Company and its Subsidiaries as it reasonably requests and to make extracts and copies of such books and records.  Any such investigation and examination shall be conducted during regular business hours and under reasonable circumstances, and the Sellers shall cooperate, and shall cause the Company and its Subsidiaries to cooperate, fully therein.  No investigation by the Purchaser prior to or after the date of this Agreement shall diminish or obviate any of the representations, warranties, covenants or agreements of the Sellers contained in this Agreement or the Seller Documents.  In order that the Purchaser may have full opportunity to make such physical, business, accounting and legal review, examination or investigation as it may reasonably request of the affairs of the Company and its Subsidiaries, the Sellers shall cause the officers, employees, consultants, agents, accountants, attorneys and other representatives of the Company and its Subsidiaries to cooperate fully with such representatives in connection with such review and examination.

7.2         Conduct of the Business Pending the Closing.

(a)           Except as otherwise expressly contemplated by this Agreement or with the prior written consent of the Purchaser, prior to the Closing the Sellers shall, and shall cause the Company to:

(i)           Conduct the respective businesses of the Company only in the ordinary course consistent with past practice;

(ii)          Use its best efforts to (A) preserve its present business operations, organization and goodwill of the Company and (B) preserve its present relationship with Persons having business dealings with the Company;

(iii)         Maintain (A) all of the assets and properties of the Company in their current condition, ordinary wear and tear excepted and (B) insurance upon all of the properties and assets of the Company in such amounts and of such kinds com-parable to that in effect on the date of this Agreement;

(iv)         (A) maintain the books, accounts and records of the Company  in the ordinary course of business consistent with past practices, (B) continue to collect accounts receivable and pay accounts payable utilizing normal procedures and without discounting or accelerating payment of such accounts, and (C) comply with all contractual and other obligations applicable to the operation of the Company; and

(v)          Comply in all material respects with applicable laws.

(b)           Except as otherwise expressly contemplated by this Agreement or with the prior written consent of the Purchaser, prior to the Closing the Sellers shall not, and shall cause the Company not to:

(i)           Declare, set aside, make or pay any dividend or other distribution in respect of the membership interests of the Company for periods after the Effective Time;

(ii)          Amend the certificate of formation or operating agreement of the Company;

(iii)         (A) materially increase or obligate the Company to increase the annual level of compensation of any employee of the Company, (B) increase the coverage or benefits available under any (or create any new) employee benefit plan or arrangement made to, for, or with any of the directors, officers, employees, agents or representatives of the Company or otherwise modify or amend or terminate any such plan or arrangement or;

(iv)         Except for trade payables and for indebtedness for borrowed money incurred in the ordinary course of business and consistent with past practice, borrow monies for any reason or draw down on any line of credit or debt obligation, or become the guarantor, surety, endorser or otherwise liable for any debt, obligation or liability (contingent or otherwise) of any other Person, or change the terms of payables or receivables;

(v)          Subject to any lien, any of the properties or assets (whether tangible or intangible) of the Company;

(vi)         Acquire any material properties or assets or sell, assign, transfer, convey, lease or otherwise dispose of any of the material properties or assets (except for fair consideration in the ordinary course of business consistent with past practice) of the Company;

(vii)        Cancel or compromise any debt or claim or waive or release any material right of the Company except in the ordinary course of business consistent with past practice;

(viii)       Enter into any commitment for capital expenditures;

(ix)         Permit the Company to enter into any transaction or to make or enter into any Contract which by reason of its size or otherwise is not in the ordinary course of business consistent with past practice;

(x)          Except for transfers of cash pursuant to normal cash management practices, permit the Company  to make any investments in or loans to, or pay any fees or expenses to, or enter into or modify any Contract with, any Seller or any Affiliate of any Seller; or

(xi)         Agree to do anything prohibited by this Section 7.2 or anything which would make any of the representations and warranties of the Sellers in this Agreement or the Seller Documents untrue or incorrect in any material respect as of any time through and including the Effective Time.

7.3         Consents.

The Sellers shall use their best efforts, and the Purchaser shall cooperate with the Sellers, to obtain at the earliest practicable date all consents and approvals required to consummate the transactions contemplated by this Agreement, including, without limitation, the consents and approvals referred to in Section 4.7 hereof; provided, however, that neither the Sellers nor the Purchaser shall be obligated to pay any consideration therefor to any third party from whom consent or approval is requested.

7.4         Other Actions.

Each of the Sellers and the Purchaser shall use its best efforts to (i) take all actions necessary or appropriate to consummate the transactions contemplated by this Agreement, and (ii) cause the fulfillment at the earliest practicable date of all of the conditions to their respective obligations to consummate the transactions contemplated by this Agreement.

7.5         No Solicitation.

The Sellers will not, and will not cause or permit the Company or any of the Company's directors, officers, employees, representatives or agents (collectively, the "Representatives") to, directly or indirectly, (i) discuss, negotiate, undertake, authorize, recommend, propose or enter into, either as the proposed surviving, merged, acquiring or acquired corporation, any transaction involving a merger, consolidation, business combination, purchase or disposition of any amount of the assets or capital stock or other equity interest in the Company other than the transactions contemplated by this Agreement (an "Acquisition Transaction"), (ii) facilitate, encourage, solicit or initiate discussions, negotiations or submissions of proposals or offers in respect of an Acquisition Transaction, (iii) furnish or cause to be furnished, to any Person, any information concerning the business, operations, properties or assets of the Company in connection with an Acquisition Transaction, or (iv) otherwise cooperate in any way with, or assist or participate in, facilitate or encourage, any effort or attempt by any other Person to do or seek any of the foregoing.  The Sellers will inform the Purchaser in writing immediately following the receipt by any Seller, the Company or any Representative of any proposal or inquiry in respect of any Acquisition Transaction.

7.6         Preservation of Records.

Subject to Section 10.4(e) hereof (relating to the preservation of Tax records), the Sellers and the Purchaser agree that each of them shall preserve and keep the records held by it relating to the business of the Company (including but not limited to books, records and accounts, financial information, correspondence, production records, employment records and other similar information) for a period of six years from the Closing Date and shall make such records and personnel available to the other as may be reasonably requested by such party in connection with, among other things, any insurance claims by, legal proceedings against or governmental investigations of the Sellers or the Purchaser or any of their Affiliates or in order to enable the Sellers or the Purchaser to comply with their respective obligations under this Agreement and each other agreement, document or instrument contemplated hereby or thereby.

7.7         Publicity.

None of the Sellers nor the Purchaser shall issue any press release or public announcement concerning this Agreement or the transactions contemplated hereby without obtaining the prior written approval of the other party hereto, which approval will not be unreasonably withheld or delayed, unless, in the sole judgment of the Purchaser or the Sellers, disclosure is otherwise required by applicable Law or by the applicable rules of any stock exchange on which the Purchaser lists securities, provided that, to the extent required by applicable law, the party intending to make such release shall use its best efforts consistent with such applicable law to consult with the other party with respect to the text thereof.  Notwithstanding the foregoing, the parties acknowledge that the Purchaser shall be required to disclose the execution of this Agreement and file a copy with the Securities and Exchange Commission within four (4) business days after execution.

7.8         Use of Name.

The Sellers hereby agrees that upon the consummation of the transactions contemplated hereby, the Purchaser and the Company shall have the sole right to the use of the name "Tchefuncte Natural Resources, LLC" and the Sellers shall not, and shall not cause or permit any Affiliate to, use such name or any variation or simulation thereof.

7.9         Employment.

After the closing, Carolyn M. Greer and Willard Powell will join the management team of Mesa as Executive Vice Presidents.  They, along with David L. Freeman, a current Executive Vice President of Mesa, shall devote such time and energy to the affairs of Mesa as is reasonably required for the efficient operation of the company's business.  They shall be free to engage in outside activities so long as those activities do not create a conflict of interest with Mesa.  A salary structure and stock option plan shall be established as soon as practical for David Freeman, Carolyn M. Greer and Willard Powell, the intent being to pay salaries appropriate to market rates for similar services for micro-cap public companies giving consideration to the available cash flow, the time to be devoted to Mesa vs. other activities and any applicable senior debt covenants.
.

7.10        Board of Directors.

On the Closing Date, Carolyn M. Greer shall be appointed to the Board of Directors of the Purchaser.

7.11        Tax Matters.

(a)           Tax Periods Ending on or Before the Closing Date.  The Sellers shall cause to be prepared and filed all Tax Returns for the Company for all periods, including those ending on or prior to the Closing Date.  The Sellers shall permit the Purchaser to review and provide comments, if any, on each such Return described in the preceding sentence prior to filing.  The Sellers shall, within ten (10) days following the receipt of Purchaser’s comments file such Return.  The Seller shall deliver to the Purchaser promptly after filing each such Return a copy of the filed Return and evidence of its filing.

(b)           Tax Periods Beginning Before and Ending After the Closing Date.  The Company or the Purchaser shall prepare or cause to be prepared and file or cause to be filed any Returns of the Company for Tax periods that begin before the Closing Date and end after the Closing Date.  The Sellers shall be allocated and pay such Taxes that relate to the portion of the Taxes related to periods prior to Effective Time.  All determinations necessary to give effect to the foregoing allocations shall be made in a reasonable manner as agreed to by the parties.

(c)           Refunds and Tax Benefits.  Any Tax refunds that are received after the Closing Date by the Sellers for periods after the Effctive Time shall be for the account of the Company, and the Sellers shall pay over to the Company any such refund or the amount of any such credit within fifteen (15) days after receipt or entitlement thereto.  In addition, to the extent that a claim for refund or a proceeding results in a payment or credit against Tax by a taxing authority to the Sellers, the Sellers shall pay such amount to the Company within fifteen (15) days after receipt or entitlement thereto.

(d)           Cooperation on Tax Matters.

(i)           The Purchaser, the Company and the Sellers shall cooperate fully, as and to the extent reasonably requested by the other party, in connection with the filing of any Returns pursuant to this Section and any audit, litigation or other proceeding with respect to Taxes.  Such cooperation shall include the retention and (upon the other party's request) the provision of records and information which are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.  The Company and the Sellers agree (A) to retain all books and records with respect to Tax matters pertinent to the Company relating to any taxable period beginning before the Closing Date until the expiration of the statute of limitations (and, to the extent notified by the Purchaser or the Sellers, any extensions thereof) of the respective tax periods, and to abide by all record retention agreements entered into with any taxing authority, and (B) to give the other party reasonable written notice prior to transferring, destroying or discarding any such books and records and, if the other party so requests, the Company or the Sellers, as the case may be, shall allow the other party to take possession of such books and records.

(ii)          The Purchaser and the Sellers further agree, upon request, to use their commercially reasonable best efforts to obtain any certificate or other document from any governmental authority or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including, but not limited to, with respect to the transactions contemplated hereby).

7.12        Elimination of Non-Business Financial Obligations.

On or prior to the Closing Date, the Company shall eliminate all financial obligations which are not directly related to the business and operations of the Company.

ARTICLE VIII
CONDITIONS TO CLOSING

8.1         Conditions Precedent to Obligations of Parent and Purchaser.

The obligation of the Parent and Purchaser to consummate the transactions contemplated by this Agreement is subject to the fulfillment, on or prior to the Closing Date, of each of the following conditions (any or all of which may be waived by the Purchaser in whole or in part to the extent permitted by applicable law):

(a)           all representations and warranties of the Sellers contained herein shall be true and correct as of the date hereof;

(b)           all representations and warranties of the Sellers contained herein qualified as to materiality shall be true and correct, and the representations and warranties of the Sellers contained herein not qualified as to materiality shall be true and correct in all material respects, at and as of the Closing Date with the same effect as though those representations and warranties had been made again at and as of that time;

(c)           the Sellers shall have performed and complied in all material respects with all obligations and covenants required by this Agreement to be performed or complied with by  them on or prior to the Closing Date;

(d)           the Purchaser shall have been furnished with certificates (dated the Closing Date and in form and substance reasonably satisfactory to the Purchaser) executed by each Seller certifying as to the fulfillment of the conditions specified in Sections 8.1(a), 8.1(b) and 8.1(c) hereof;

(e)           Certificates or other appropriate documentation representing 100% of the Membership Interests shall have been, or shall at the Closing be, validly delivered and transferred to the Purchaser, free and clear of any and all Liens;

(f)            there shall not have been or occurred any Material Adverse Change;

(g)           the Sellers shall have obtained all consents and waivers referred to in Section 4.7 hereof, in a form reasonably satisfactory to the Purchaser, with respect to the transactions contemplated by this Agreement;

(h)           no Legal Proceedings shall have been instituted or threatened or claim or demand made against the Sellers, the Company, the Purchaser or the Parent seeking to restrain or prohibit or to obtain substantial damages with respect to the consummation of the transactions contemplated hereby, and there shall not be in effect any order by a governmental body of competent jurisdiction restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated hereby; and

(l)  Debt of the Company shall have been extinguished or converted to terms acceptable to the Purchaser in its sole discretion.

8.2         Conditions Precedent to Obligations of the Sellers.

The obligations of the Sellers to consummate the transactions contemplated by this Agreement are subject to the fulfillment, prior to or on the Closing Date, of each of the following conditions (any or all of which may be waived by the Sellers in whole or in part to the extent permitted by applicable law):

(a)           all representations and warranties of the Parent and Purchaser contained herein shall be true and correct as of the date hereof;

(b)           all representations and warranties of the Parent and Purchaser contained herein qualified as to materiality shall be true and correct, and all representations and warranties of the Parent and Purchaser contained herein not qualified as to materiality shall be true and correct in all material respects, at and as of the Closing Date with the same effect as though those representations and warranties had been made again at and as of that date;

(c)           the Parent and Purchaser shall have performed and complied in all material respects with all obligations and covenants required by this Agreement to be performed or complied with by Parent and Purchaser on or prior to the Closing Date;

(d)           the Sellers shall have been furnished with certificates (dated the Closing Date and in form and substance reasonably satisfactory to the Sellers) executed by the Chief Executive Officer of the Purchaser certifying as to the fulfillment of the conditions specified in Sections 8.2(a), 8.2(b) and 8.2(c); and

(e)           no Legal Proceedings shall have been instituted or threatened or claim or demand made against the Sellers, the Company, the Purchaser or the Parent seeking to restrain or prohibit or to obtain substantial damages with respect to the consummation of the transactions contemplated hereby, and there shall not be in effect any Order by a Governmental Body of competent jurisdiction restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated hereby.

ARTICLE IX
DOCUMENTS TO BE DELIVERED

9.1         Documents to be Delivered by the Sellers.

At the Closing, the Sellers shall deliver, or cause to be delivered, to the Purchaser the following (collectively, the “Seller Documents”):

(a)           certificates or other appropriate documentation representing the Membership Interests;

(b)           the certificates referred to in Section 8.1(d) and 8.1(e) hereof;

(c)           copies of all consents and waivers referred to in Section 8.1(g) hereof;

(d)           certificate of good standing with respect to the Company issued by the Secretary of State of Louisiana, and for each state in which the Company is qualified to do business as a foreign company; and

(e)           such other documents as the Purchaser shall reasonably request.

9.2         Documents to be Delivered by the Purchaser.

At the Closing, the Purchaser shall deliver to the Sellers the following (collectively, the “Purchaser Documents”):

(a)           the assignments of overriding royalty interests referred to in Section 2.4 hereof, to the extent not previously assigned and included on Schedule 4.38;

(b)           evidence of a sufficient amount of cash, performance bond, pledge of certificate of deposit, irrevocable letter of credit or any combination thereof for the Assumed Liabilities;

(c)           the certificates referred to in Section 8.2(d) hereof; and

(d)           such other documents as the Sellers shall reasonably request.

9.3         Documents to be Delivered by the Parent.

At the Closing, the Parent shall deliver to the Sellers the following (collectively, the “Parent Documents”):

(a)           The Purchaser Common Stock; and

(b)           such other documents as the Sellers shall reasonably request.

ARTICLE X
INDEMNIFICATION

10.1        Indemnification.

(a)           Subject to Section 10.2 hereof, the Sellers hereby agree to jointly and severally indemnify and hold the Purchaser, the Company, and their respective directors, officers, employees, Affiliates, agents, successors and assigns (collectively, the "Purchaser Indemnified Parties") harmless from and against:

(i)           any and all liabilities of the Company of every kind, nature and description, absolute or contingent, existing as against the Company prior to and including the Effective Time or thereafter coming into being or arising by reason of any state of facts existing, or any transaction entered into, on or prior to the Effective Time, except to the extent that the same were incurred in the ordinary course of business;

(ii)          subject to Section 10.3, any and all losses, liabilities, obligations, damages, costs and expenses based upon, attributable to or resulting from the failure of any representation or warranty of the Sellers set forth in Section 4 hereof, or any representation or warranty contained in any certificate delivered by or on behalf of the Sellers pursuant to this Agreement, to be true and correct in all respects as of the date made;

(iii)         any and all losses, liabilities, obligations, damages, costs and expenses based upon, attributable to or resulting from the breach of any covenant or other agreement on the part of the Sellers under this Agreement;

(iv)         any and all notices, actions, suits, proceedings, claims, demands, assessments, judgments, costs, penalties and expenses, including reasonable attorneys' and other professionals' fees and disbursements (collectively, "Expenses") incident to any and all losses, liabilities, obligations, damages, costs and expenses with respect to which indemnification is provided hereunder (collectively, "Losses").

(b)           Subject to Section 10.2, Purchaser hereby agrees to indemnify and hold the Sellers and their respective Affiliates, agents, successors and assigns (collectively, the "Seller Indemnified Parties") harmless from and against:

(i)           any and all Losses based upon, attributable to or resulting from the failure of any representation or warranty of the Purchaser set forth in Section 5 hereof, or any representation or warranty contained in any certificate delivered by or on behalf of the Purchaser pursuant to this Agreement, to be true and correct as of the date made;

(ii)          any and all Losses based upon, attributable to or resulting from the breach of any covenant or other agreement on the part of the Purchaser under this Agreement or arising from the ownership or operation of the Company from and after the Closing Date ; and

(iii)         any and all Expenses incident to the foregoing.

10.2        Limitations on Indemnification for Breaches of Representations and Warranties.

An indemnifying party shall not have any liability under Section 10.1(a)(ii) or Section 10.1(b)(i) hereof unless the aggregate amount of Losses and Expenses to the indemnified parties finally determined to arise thereunder based upon, attributable to or resulting from the failure of any representation or warranty to be true and correct, other than the representations and warranties set forth in Sections 4.3, 4.11, 4.24 and 4.29 hereof, exceeds $25,000 (the “Basket”) and, in such event, the indemnifying party shall be required to pay the entire amount of such Losses and Expenses.  Notwithstanding else contained herein, the maximum liability the Sellers in the aggregate shall be required to pay hereunder shall be the amount of the Purchaser Common Stock plus Assumed Liabilities.

10.3        Indemnification Procedures.

(a)           In the event that any Legal Proceedings shall be instituted or that any claim or demand ("Claim") shall be asserted by any Person in respect of which payment may be sought under Section 10.1 hereof (regardless of the Basket referred to above), the indemnified party shall reasonably and promptly cause written notice of the assertion of any Claim of which it has knowledge which is covered by this indemnity to be forwarded to the indemnifying party.  The indemnifying party shall have the right, at its sole option and expense, to be represented by counsel of its choice, which must be reasonably satisfactory to the indemnified party, and to defend against, negotiate, settle or otherwise deal with any Claim which relates to any Losses indemnified against hereunder.

(b)           After any final judgment or award shall have been rendered by a court, arbitration board or administrative agency of competent jurisdiction and the expiration of the time in which to appeal therefrom, or a settlement shall have been consummated, or the indemnified party and the indemnifying party shall have arrived at a mutually binding agreement with respect to a Claim hereunder, the indemnified party shall forward to the indemnifying party notice of any sums due and owing by the indemnifying party pursuant to this Agreement with respect to such matter and the indemnifying party shall be required to pay all of the sums so due and owing to the indemnified party by wire transfer of immediately available funds within 10 business days after the date of such notice.

(c)           The failure of the indemnified party to give reasonably prompt notice of any Claim shall not release, waive or otherwise affect the indemnifying party's obligations with respect thereto except to the extent that the indemnifying party can demonstrate actual loss and prejudice as a result of such failure.

10.4        Tax Treatment of Indemnity Payments.

The Sellers and the Purchaser agree to treat any indemnity payment made pursuant to this Article 10 as an adjustment to the Purchase Price for federal, state, local and foreign income tax purposes.

ARTICLE XI
MISCELLANEOUS

11.1        Payment of Sales, Use or Similar Taxes.

Any sales, use, transfer or similar Taxes or charges applicable to, or resulting from the transfer of Membership Interests by Seller shall be borne by the Sellers.

11.2        Survival of Representations and Warranties.

The parties hereto hereby agree that the representations and warranties contained in this Agreement or in any certificate, document or instrument delivered in connection herewith, shall survive the execution and delivery of this Agreement, and the Closing hereunder, regardless of any investigation made by the parties hereto; provided, however, that any claims or actions with respect thereto (other than claims for indemnifications with respect to the representation and warranties contained in Sections 4.3, 4.11, 4.24, 4.29 and 5.8 which shall survive for periods coterminous with any applicable statutes of limitation) shall terminate unless within twelve (12) months after the Closing Date written notice of such claims is given to the Sellers or such actions are commenced.

11.3        Expenses.

Except as otherwise provided in this Agreement, the Sellers and the Purchaser shall each bear its own expenses incurred in connection with the negotiation and execution of this Agreement and each other agreement, document and instrument contemplated by this Agreement and the consummation of the transactions contemplated hereby and thereby, it being understood that in no event shall the Company bear any of such costs and expenses out of revenues for periods after the Effective Time.

11.4        Specific Performance.

Both parties acknowledge and agree that the breach of this Agreement would cause irreparable damage to the other party who will not have an adequate remedy at law.  Therefore, the obligations of the parties under this Agreement shall be enforceable by a decree of specific performance issued by any court of competent jurisdiction, and appropriate injunctive relief may be applied for and granted in connection therewith.  Such remedies shall, however, be cumulative and not exclusive and shall be in addition to any other remedies which any party may have under this Agreement or otherwise.

11.5        Further Assurances.

The Sellers and the Purchaser each agrees to execute and deliver such other documents or agreements and to take such other action as may be reasonably necessary or desirable for the implementation of this Agreement and the consummation of the transactions contemplated hereby.

11.6       Submission to Jurisdiction; Consent to Service of Process.

(a)           The parties hereto hereby irrevocably submit to the non-exclusive jurisdiction of any federal or state court located within Dallas County of the State of Texas over any dispute arising out of or relating to this Agreement or any of the transactions contemplated hereby and each party hereby irrevocably agrees that all claims in respect of such dispute or any suit, action proceeding related thereto may be heard and determined in such courts.  The parties hereby irrevocably waive, to the fullest extent permitted by applicable law, any objection which they may now or hereafter have to the laying of venue of any such dispute brought in such court or any defense of inconvenient forum for the maintenance of such dispute.  Each of the parties hereto agrees that a judgment in any such dispute may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

(b)           Each of the parties hereto hereby consents to process being served by any party to this Agreement in any suit, action or proceeding by the mailing of a copy thereof in accordance with the provisions of Section 11.10.

(c) If any legal action or any arbitration or other proceeding is brought for the enforcement or interpretation of this Agreement, or because of an alleged dispute, breach, default or misrepresentation in connection with or related to this Agreement, the successful or prevailing party shall be entitled to recover reasonable attorneys' fees and other costs in connection with that action or proceeding, in addition to any other relief to which it or they may be entitled.

11.7       Entire Agreement; Amendments and Waivers.

This Agreement (including the schedules and exhibits hereto) represents the entire understanding and agreement between the parties hereto with respect to the subject matter hereof and can be amended, supplemented or changed, and any provision hereof can be waived, only by written instrument making specific reference to this Agreement signed by the party against whom enforcement of any such amendment, supplement, modification or waiver is sought.  No action taken pursuant to this Agreement, including without limitation, any investigation by or on behalf of any party, shall be deemed to constitute a waiver by the party taking such action of compliance with any representation, warranty, covenant or agreement contained herein.  The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a further or continuing waiver of such breach or as a waiver of any other or subsequent breach.  No failure on the part of any party to exercise, and no delay in exercising, any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power or remedy by such party preclude any other or further exercise thereof or the exercise of any other right, power or remedy.  All remedies hereunder are cumulative and are not exclusive of any other remedies provided by law.

11.8       Governing Law.

This Agreement shall be governed by and construed in accordance with the laws of the State of Texas.

11.9       Headings.

The section headings of this Agreement are for reference purposes only and are to be given no effect in the construction or interpretation of this Agreement.

11.10     Notices.

All notices and other communications under this Agreement shall be in writing and shall be deemed given when delivered personally, mailed by certified mail, return receipt requested, or via recognized overnight courier service with all charges prepaid or billed to the account of the sender to the parties (and shall also be transmitted by facsimile to the Persons receiving copies thereof) at the following addresses (or to such other address as a party may have specified by notice given to the other party pursuant to this provision):

(a)	Parent or Purchaser:

Mesa Energy, Inc.
5220 Spring Valley Rd., Suite 525
Dallas, Texas 75254
Attn:  Randy M. Griffin, Chief Executive Officer
Phone:  (972) 490-9595
Facsimile: (972) 490-9161

Copy to:

John B. Holden, Jr.
Jackson Walker LLP
Dallas, Texas 75202
Phone:  (214) 953-59610
Facsimile: (214) 661-6641

(b)	Sellers and Company:

Tchefuncte Natural Resources, LLC
71683 Riverside Drive
Covington, Louisiana 70433
Attn:  Carolyn M. Greer, Managing Member
Phone:  (985) 327-5970

11.11     Severability.

If any provision of this Agreement is invalid or unenforceable, the balance of this Agreement shall remain in effect.

11.12     Binding Effect; Assignment.

This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns.  Nothing in this Agreement shall create or be deemed to create any third party beneficiary rights in any person or entity not a party to this Agreement except as provided below.  No assignment of this Agreement or of any rights or obligations hereunder may be made by either the Sellers or the Purchaser (by operation of law or otherwise) without the prior written consent of the other parties hereto and any attempted assignment without the required consents shall be void.

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IN WITNESS WHEREOF, the parties hereto have executed or caused to be duly executed this Membership Interest Purchase Agreement as of the date first set forth above.

MESA ENERGY, INC.

By:	/s/ RANDY M. GRIFFIN
Randy M. Griffin,
Chief Executive Officer

MESA ENERGY HOLDINGS, INC.

By:	/s/ RANDY M. GRIFFIN
Randy M. Griffin,
Chief Executive Officer

TCHEFUNCTE NATURAL RESOURCES, LLC

By:	/s/ CAROLYN M. GREER
Carolyn M. Greer
Managing Member

SELLERS:

/s/ CAROLYN M. GREER
Carolyn M. Greer

/s/ WILLIE WILLARD POWELL
Willie Willard Powell

/s/ DAVID L. FREEMAN
David L. Freeman

ANNEX A

Seller	Membership Interests	Purchaser Shares

Carolyn M. Greer	33.33%	8,273,834
Willie Willard Powell	33.33%	8,273,833
David L. Freeman	33.33%	3,452,333